Exhibit 5.16

CONSENT OF SCOTT WILSON ROSCOE POSTLE ASSOCIATES INC.

I hereby consent to the use of “Scott Wilson Roscoe Postle Associates” and references to the following reports and documents, in the registration statement on Form F-10 of Rusoro Mining Ltd. (the “Company”) being filed with the United States Securities and Exchange Commission and all references to my name and the following reports included or incorporated by reference in such Registration Statement:

1.                                       Technical Report and Mineral Resource Estimate, Ceiba II Project, Bolivar State, Venezuela dated April 9, 2007.

2.                                       Technical Report and Mineral Resource Estimate, Valle Hondo Project, Bolivar State, Venezuela dated April 9, 2007.

Date: December 15, 2008

SCOTT WILSON ROSCOE POSTLE ASSOCIATES INC.

	Per:	/s/ Deborah A. MeCombe
Name: Deborah A. MeCombe, P. Geo.
Title: Executive Vice President